Exhibit 17.5

To: Secretary of Lipid Sciences, Inc.

I hereby resign as a director of Lipid Sciences, Inc., effectively immediately preceding the filing Lipid Sciences, Inc. of a petition under Chapter 7 of the Bankruptcy Code.

Very truly, /s/ Bosko Djordjevic Bosko Djordjevic

Date: October 1, 2008